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                                                                     EXHIBIT 4.3


                       FORM OF EXCHANGE CERTIFICATED NOTE

                       FACE OF EXCHANGE CERTIFICATED NOTE

                              SUSQUEHANNA MEDIA CO.


No. _____                                                 CUSIP No._____________


                    8-1/2% SENIOR SUBORDINATED NOTE DUE 2009

      Susquehanna Media Co., a Delaware corporation, for value received, hereby promises to pay to ______________________, or its registered assigns, the principal amount of _____________ on May 15, 2009.

      Interest Payment Dates: May 15 and November 15, commencing November 15, 1999.

      Record Dates: May 1 and November 1.

      Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

      Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.


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      IN WITNESS WHEREOF, Susquehanna Media Co. has caused this Note to be duly executed.

                                        SUSQUEHANNA MEDIA CO.


                                        By: ___________________________________
                                            Name: _____________________________
                                            Title: ____________________________





Attest: ________________________

Dated: _________________________

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

CHASE MANHATTAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.


By: ____________________________
    Authorized Signatory


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                   REVERSE SIDE OF EXCHANGE CERTIFICATED NOTE

                              SUSQUEHANNA MEDIA CO.

                    8-1/2% SENIOR SUBORDINATED NOTE DUE 2009

      1. Indenture.

      This Note is one of a duly authorized issue of debt securities of the Issuer (as defined below) designated as its "8-1/2% Senior Subordinated Notes due 2009" (herein called the "Notes") limited in aggregate principal amount to $250,000,000, issued under an indenture dated as of May 12, 1999 (as amended or supplemented from time to time, the "Indenture") between the Issuer, as issuer, and Chase Manhattan Trust Company, National Association, as trustee (the "Trustee," which term includes any successor trustee under the Indenture). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and such Act for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors (if any), the Trustee and each Holder and of the terms upon which the Notes are, and are to be, authenticated and delivered. The summary of the terms of this Note contained herein does not purport to be complete and is qualified by reference to the Indenture. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. All capitalized terms used in this Note which are not defined herein shall have the meanings assigned to them in the Indenture.

      The Indenture restricts, among other things, the Issuer's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure pari passu or subordinated indebtedness, sell stock of Restricted Subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Issuer, enter into certain transactions with affiliates or incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes. The Indenture permits, under certain circumstances, Restricted Subsidiaries of the Issuer to be deemed Unrestricted Subsidiaries and thus not subject to the restrictions of the Indenture.

      2. Principal and Interest.

      Susquehanna Media Co., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Issuer"), promises to pay the principal amount set forth on the face of this Note to the Holder hereof on May 15, 2009.

      The Issuer shall pay interest at a rate of 8-1/2% per annum, from the Issue Date or from the most recent Interest Payment Date thereafter to which interest has been paid or duly provided for, semiannually in arrears on May 15 and November 15 of each year, commencing on


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November 15, 1999, in cash, to the Holder hereof until the principal amount hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions provided in the Indenture, be paid to the Person in whose name this Note (or the Note in exchange or substitution for which this Note was issued) is registered at the close of business on the Record Date for interest payable on such Interest Payment Date. The Record Date for any interest payment is the close of business on May 1 or November 1, as the case may be, whether or not a Business Day, immediately preceding the Interest Payment Date on which such interest is payable. Any such interest not so punctually paid or duly provided for ("Defaulted Interest") shall forthwith cease to be payable to the Holder on such Record Date and shall be paid as provided in Section 2.12 of the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      Each payment of interest in respect of an Interest Payment Date will include interest accrued through the day before such Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

      If this Note is issued pursuant to a Registered Exchange Offer on or prior to the Record Date for the first Interest Payment Date following such exchange, accrued and unpaid interest on the equivalent principal amount of the Initial
Note in exchange for which this Note was issued, up to but not including the date of issuance of this Note, shall be paid on the first Interest Payment Date for this Note to the Holder of this Note on the first Record Date with respect to this Note. If this Note is issued pursuant to a Registered Exchange Offer subsequent to the Record Date for the first Interest Payment Date following such exchange but on or prior to such Interest Payment Date, then any such accrued and unpaid interest with respect to the equivalent principal amount of the Initial Note in exchange for which this Note was issued and any accrued and unpaid interest on this Note through the day before such Interest Payment Date shall be paid on such Interest Payment Date to the Holder of such Initial Note on such Record Date.

      To the extent lawful, the Issuer shall pay interest on overdue principal, overdue premium, if any, Defaulted Interest and overdue Liquidated Damages, if any, (without regard to any applicable grace period) at the interest rate borne on this Note. The Issuer's obligation pursuant to the previous sentence shall apply whether such overdue amount is due at its maturity, as a result of the Issuer's obligations pursuant to Section 3.05, Section 4.11 or Section 4.14 of the Indenture, or otherwise.

      3. Method of Payment.

      The Issuer, through the Paying Agent, shall pay interest on this Note to the registered Holder of this Note, as provided above. The Holder must surrender this Note to a Paying Agent to collect principal payments. The Issuer will pay principal, premium, if any, and interest and Liquidated Damages, if any, in money of the United States of America that at the time of payment is legal tender for payment of all debts public and private. Principal, premium, if any, and interest and Liquidated Damages, if any, shall be paid by check mailed to the registered


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Holders at their registered addresses; provided, that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

      4. Paying Agent and Registrar.

      Initially, the Trustee will act as Paying Agent and Registrar under the Indenture. The Issuer may, upon written notice to the Trustee, appoint and change any Paying Agent or Registrar. The Issuer or any of its Affiliates may act as Paying Agent or Registrar; provided, that if the Issuer or such Affiliate is acting as Paying Agent, the Issuer or such Affiliate shall segregate all funds held by it as Paying Agent and hold them in trust for the benefit of the Holders or the Trustee.

      5. Guarantees.

      This Note in the future may be entitled to Guarantees made by Guarantors for the benefit of the Holders of Notes. Each Guarantor (if any) will, irrevocably and unconditionally, jointly and severally, guarantee on a senior subordinated basis the punctual payment when due, whether at Stated Maturity, by acceleration, in connection with a Change of Control Offer, an Asset Sale Offer or redemption, or otherwise, of all obligations of the Issuer under the Indenture and this Note, whether for payment of principal of, premium, if any, interest or Liquidated Damages, if any, on the Notes, expenses, indemnification or otherwise. A Guarantor shall be released from its Guarantee upon the terms and subject to the conditions set forth in the Indenture.

      6. Subordination.

      This Note and the Guarantees (if any) are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness. The Issuer agrees, and each Holder by accepting a Note agrees, to the subordination provisions set forth in the Indenture, authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

      7. Redemption.

      Except as set forth in the following paragraph, the Notes are not redeemable at the option of the Issuer prior to May 15, 2004. Thereafter, the Notes will be subject to redemption at the option of the Issuer, in whole or in part, on at least 20 calendar days, but not more than 60 calendar days, prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, and Liquidated Damages, if any, to the applicable Redemption Date (subject to the right of each Holder of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning May 15 of the years indicated below:

      Year                          Percentage
      ----                          ----------
      2004                          104.250%
      2005                          102.833%


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      2006                          101.417%
      2007 and thereafter           100.000%

      In addition, at any time and from time to time prior to May 15, 2002 the Issuer, at its option, may redeem in the aggregate up to 35.0% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 108.500% of the aggregate principal amount so redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 65.0% of the original principal amount of the Notes must remain outstanding after each such redemption; and provided, further, that each such redemption shall occur within 60 days of the date of closing of the related Public Equity Offering.

      8. Notice of Redemption.

      At least 30 calendar days but not more than 60 calendar days before a Redemption Date, the Issuer shall deliver to the Trustee a notice of redemption. At least 20 calendar days but not more than 60 calendar days before a Redemption Date, the Issuer shall send, by first-class mail, postage prepaid, to Holders of Notes to be redeemed at the addresses of such Holders as they appear in the Note Register, a notice of redemption.

      If fewer than all the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed pro rata or by lot or by a method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee considers fair and appropriate and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. The Trustee shall make the selection from outstanding Notes not previously called for redemption; provided, that the Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000 (Notes in denominations of $1,000 may be redeemed only in whole). If any Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above and on or prior to such Interest Payment Date, then any accrued interest will be paid on such Interest Payment Date to the Holder of the Note on such Record Date. If money in an amount sufficient to pay the Redemption Price of all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the applicable Redemption Date and certain other conditions are satisfied, interest on the Notes or portions thereof to be redeemed on the applicable Redemption Date will cease to accrue.


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      9. Repurchase at the Option of Holders upon Change of Control.

      Upon the occurrence of a Change of Control, each Holder shall have the right in accordance with the terms hereof and the Indenture to require the Issuer to purchase such Holder's Notes, in whole or in part, in a principal amount that is an integral multiple of $1,000, pursuant to a Change of Control Offer, at a purchase price in cash equal to 101% of the principal amount of such Notes (or portions thereof) plus accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Payment Date.

      Within 30 calendar days following any Change of Control, the Issuer shall send, or cause to be sent, by first-class mail, postage prepaid, a notice regarding the Change of Control Offer to each Holder with a copy to the Trustee. The Holder of this Note may elect to have this Note or a portion hereof in an authorized denomination purchased by completing the form entitled "Option of Holder to Elect Purchase" appearing below and tendering this Note pursuant to the Change of Control Offer. Unless the Issuer defaults in the payment of the Change of Control Purchase Price with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer will cease to accrue interest from and after the Change of Control Payment Date.

      Prior to complying with the provisions of the Indenture governing Change of Control Offers, but in any event within 30 calendar days following a Change of Control, the Issuer shall, to the extent required, either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by the provisions of the Indenture governing Change of Control Offers.

      10. Repurchase at the Option of Holders upon Asset Sale.

      If at any time the Issuer or any Restricted Subsidiary engages in any Asset Sale, as a result of which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuer shall, within 30 calendar days of the date the amount of Excess Proceeds exceeds $5.0 million, use the then-existing Excess Proceeds to make an offer to purchase from all Holders of Notes, on a pro rata basis, Notes in an aggregate principal amount equal in amount to the then-existing Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the Asset Sale Purchase Date (subject to the right of each Holder of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). Upon completion of an Asset Sale Offer (including payment of the Asset Sale Purchase Price for accepted Notes), any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Issuer may then use such amounts for general corporate purposes.

      Within 30 calendar days of the date the amount of Excess Proceeds exceeds $5.0 million, the Issuer shall send, or cause to be sent, by first-class mail, postage prepaid, a notice regarding the Asset Sale Offer to each Holder. The Holder of this Note may elect to have this Note or a portion hereof in an authorized denomination purchased by completing the form entitled "Option of Holder to Elect Purchase" appearing below and tendering this Note pursuant to the Asset Sale


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Offer. Unless the Issuer defaults in the payment of the Asset Sale Purchase
Price with respect thereto, all Notes or portions thereof selected for payment pursuant to the Asset Sale Offer will cease to accrue interest from and after the Asset Sale Purchase Date.

      11. Transfer and Exchange.

      A Holder may transfer or exchange Notes as provided in the Indenture and subject to certain limitations therein set forth. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes, fees and expenses required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of Certificated Notes or portions thereof selected for redemption (except, in the case of a Certificated Note to be redeemed in part, the portion of such Certificated Note not to be redeemed) or any Certificated Notes for a period of 15 calendar days before a selection of Notes to be redeemed.

      12. Denominations.

      The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof of principal amount.

      13. Discharge and Defeasance.

      Subject to certain conditions, the Issuer at any time may terminate some or all of the obligations of the Issuer and the Guarantors (if any) under the Notes, the Guarantees (if any) and the Indenture if the Issuer irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations for the payment of principal, premium, if any, interest and Liquidated Damages, if any, on the Notes to redemption or maturity, as the case may be.

      14. Amendment, Waiver.

      Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes (which consent may, but need not, be given in connection with any tender offer or exchange offer for the Notes) and (ii) any past Default and its consequences or any compliance with any provisions of the Indenture may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend the Indenture or the Notes (i) to evidence the succession of another Person to the Issuer and the assumption by such successor of the covenants of the Issuer under the Indenture and contained in the Notes; (ii) to add to the covenants of the Issuer, for the benefit of the Holders of all of the Notes, or to surrender any right or power conferred on the Issuer under the Indenture; (iii) to provide for uncertificated Notes in addition to or in place of Certificated Notes; (iv) to secure the Notes; (v) to cure any ambiguity, omission, defect or inconsistency in the Indenture; (vi) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; or (vii) to evidence the agreement or acknowledgment of a Restricted Subsidiary that it is a Guarantor for all purposes under the


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Indenture (including, without limitation, any supplemental indenture executed pursuant to Section 4.21 thereof).

      15. Defaults and Remedies.

      Under the Indenture, Events of Default include: (i) a default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) a default in the payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture), (iii) failure by the Issuer to observe or perform certain covenants, conditions, agreements or other provisions of the Indenture or this Note (and, in the case of certain covenants, agreements or other provisions, such failure has continued after written notice by the Trustee or the Holders of at least 25% in principal amount of the Notes for a time period of forty-five (45) days); (iv) a default in the payment of Indebtedness of the Issuer or any of its Subsidiaries within any applicable grace period after final maturity or acceleration of such Indebtedness in an amount in excess of $5.0 million in the aggregate; (v) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Subsidiaries, (vi) certain undischarged judgments in excess of $5.0 million against the Issuer or any of its Subsidiaries; or (vii) the Guarantee, if any, of any Guarantor ceasing for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor, if any, denying or affirming its obligations under its Guarantee.

      If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

      Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in principal amount of the then outstanding Notes, by written notice to the Trustee and the Issuer, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived, except nonpayment of principal, interest, premium, if any, or Liquidated Damages, if any, that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      16. Individual Rights of Trustee.

      Subject to certain limitations imposed by the TIA, the Trustee or any Paying Agent or Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors (if any) or their Affiliates with the same


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rights it would have if it were not Trustee, Paying Agent or Registrar, as the case may be, under the Indenture.

      17. No Recourse Against Certain Others.

      No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor (if any), as such, shall have any liability for any obligations of the Issuer or such Guarantor (if any) under the Notes, the Guarantees (if any) or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as a director, officer, employee, incorporator or stockholder of the Issuer or such Guarantor. By accepting a Note, each Holder waives and releases all such liability (but only such liability) as part of the consideration for issuance of such Note to such Holder.

      18. Authentication.

      This Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Note.

      19. Abbreviations.

      Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors
Act).

      20. CUSIP Numbers.

      Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

      21. Governing Law.

      THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

      The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

                        Susquehanna Media Co.
                        140 East Market Street


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                        York, PA  17401
                        Attention: Mr. Craig W. Bremer


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                                   ASSIGNMENT

                    (To be executed by the registered Holder
                  if such Holder desires to transfer this Note)

FOR VALUE RECEIVED _________________________________ hereby sells, assigns and transfers unto


PLEASE INSERT SOCIAL SECURITY OR OTHER
TAX IDENTIFYING NUMBER OF TRANSFEREE

________________________________

________________________________________________________________________________

________________________________________________________________________________
(Please print name and address of transferee)

________________________________________________________________________________
this Note, together with all right, title and interest herein, and does hereby irrevocably constitute and appoint ________________________________ Attorney to transfer this Note on the Note Register, with full power of substitution.

Dated:_________________________


____________________________________    ________________________________________
Signature of Holder                     Signature Guaranteed:

NOTICE: The signature to the foregoing Assignment must correspond to the Name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

SIGNATURE GUARANTEED: Signature must be guaranteed by an Eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.


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                       OPTION OF HOLDER TO ELECT PURCHASE
                             (check as appropriate)

[ ]   In connection with the Change of Control Offer made pursuant to Section
      4.14 of the Indenture, the undersigned hereby elects to have

      [ ] the entire principal amount

      [ ] $______________________ ($1,000 in principal amount or an integral multiple thereof) of this Note repurchased by the Issuer. The undersigned hereby directs the Trustee or Paying Agent to pay it or ___________________________ an amount in cash equal to 101% of the principal amount indicated in the preceding sentence plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the Change of Control Payment Date.

[ ] In connection with the Asset Sale Offer made pursuant to Section 4.11 of the Indenture, the undersigned hereby elects to have

      [ ] the entire principal amount

      [ ] $_______________ ($1,000 in principal amount or an integral multiple thereof) of this Note repurchased by the Issuer. The undersigned hereby directs the Trustee or Paying Agent to pay it or _______________________ an amount in cash equal to 100% of the principal amount indicated in the preceding sentence plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the Asset Sale Purchase Date.

Dated: ________________


________________________________        ______________________________________
Signature of Holder                     Signature Guaranteed:

NOTICE: The signature to the foregoing must correspond to the Name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

SIGNATURE GUARANTEED: Signature must be guaranteed by an Eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.


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